OCTOBER 10, 2013 / 02:00PM GMT, VOXX - Q2 2014 VOXX International Corporation Earnings Conference Call

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EDITED TRANSCRIPT
VOXX - Q2 2014 VOXX International Corporation Earnings Conference Call

EVENT DATE/TIME: OCTOBER 10, 2013 / 02:00PM GMT

CORPORATE PARTICIPANTS
Glenn Wiener GW Communications - IR
Pat Lavelle VOXX International Corporation - Director, President & CEO
Michael Stoehr VOXX International Corporation - Director, Senior VP & CFO

CONFERENCE CALL PARTICIPANTS
Mike Malouf Craig-Hallum Capital Group - Analyst
Lee Giordano Imperial Capital - Analyst
Scott Tilghman B. Riley - Analyst
James Medvedis Cowen and Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second-quarter 2014 VOXX international Corporation earnings conference call. My name is Jackie, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. Following the prepared remarks, there will be a question and answer session. (Operator instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to Mr. Glenn Wiener. Please proceed.

Glenn Wiener - GW Communications - IR

Thank you, Jackie, and welcome to VOXX International's fiscal 2014 second-quarter results conference call. Our call today is being webcast on the website, www.voxxintl.com and can be accessed in the Investor Relations section.

We also have a replay available for those who are unable to join us.

We had a very active quarter on the IR front, presenting at Imperial Capital and Craig-Hallum, and we are going out on the road each month. Tomorrow we will be in Boston and next week in Chicago, and we are slated to produce at the Wedbush Securities Conference in December, and following the Consumer Electronics Show in Las Vegas, we will be presenting at the Needham and Company conference in January.

We feel good about the future direction of the Company, and on behalf of the team here at VOXX, we would like to thank you for your continued interest and support.

Before we begin today, I would like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information. And the Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10-K for the fiscal year ended February 28, 2013.

And at this time, I would like to turn the call over to Pat Lavelle, President and CEO of VOXX International.

Pat Lavelle - VOXX International Corporation - Director, President & CEO

Thank you, Glenn, and good morning, everyone. Yesterday we reported our second-quarter results, which essentially tracked our projections with a few exceptions that Mike and I will cover during the course of this call.

Let me start off by reiterating our prior guidance for the year and reaffirm that through the first two quarters our business is tracking in line with our plan. We reported sales of $183.8 million, off $7.9 million or just over 4%.

On our most recent calls, I referenced three factors that would impact our topline throughout this year, and consistent with those comments, we projected continuous attrition and aftermarket satellite radio sales. We plan for the elimination of certain lower-margin consumer product lines, and Venezuela sales continue to be impacted by the uncertain political climate there. The total impact of these three issues in the second quarter was approximately $7 million off our topline.

With the anticipated pickup in the second half of the year, our core business is expected to grow, particularly sales in our automotive OEM customers. Gross margins were 29.4%, which is 90 basis points ahead of last year's second quarter. Gross margins continue to track in line with our prior guidance of 28.8% with potential upside that will be driven by product mix.

Overhead was up $4 million with most of the increase related to R&D costs due to the number of OEE projects we are working on and a higher compensation expense due to a 3% salary increase we implemented this fiscal year. We had higher payroll benefits due to a pickup last year which didn't repeat this year.

Finally, we had additional costs associated with the ERP upgrade I have spoken about and the one-time consolidation expenses at Klipsch, which will lower our fixed overhead in future years.

Our operating income was down due to lower sales for the quarter and the higher expenses I just mentioned. However, we are tracking to plan for the fiscal year. Offsetting a number of these one-time charges were two favorable events this quarter, resulting in total other income of approximately $5.4 million. The first, a settlement of a class-action lawsuit started several years ago against a number of LCD panel manufacturers, and the second, a recovery from the Circuit City bankruptcy.

This made up a majority of other income and resulted in net income of $4.9 million versus $8.7 million in last year's second quarter and earnings per share of $0.20 versus $0.16.

Last week we reported EBITDA of $13.4 million versus EBITDA of $13.1 million in last year's second quarter, up slightly for the comparable periods. Based on our results and our expectations for the back end of the year, we are comfortable with our EBITDA guidance of $62 million.

I am now going to shift to some of our operating segments and make some brief remarks on products and programs. Next quarter we will be reporting from CES where we will have lots of exciting new product news to share.

Within Automotive, our Automotive segment was up modestly for the quarter as aftermarket satellite radio sales and the Venezuela situation impacted results. Offsetting this was the continued success in our OEM business globally.

The automotive market continues to grow. In the US we are expecting over 16 million new car sales this year, and the international markets that we operate in appear to have stabilized with China sales offsetting some of the weakness in the eurozone.

In addition to higher car sales having a direct benefit on our business, we have also seen better penetration rates within some of our programs. For the quarter, our OEM business, excluding Venezuela, was up 12.7%, and through the first half of the year, we are tracking almost 19% higher than in fiscal 2013.

Moving forward, we have strong business secured with many of the leading global OEMs, including Ford, General Motors, Mercedes, BMW, Audi, the VW Group, Nissan, Jaguar, Land Rover, Bentley and others. These programs include smart phone app remote stores, Android rearseat entertainment systems, digital TV tuners, 4G and Smart antennas and new technologies such as the multi-tuner pack and new e-hub mobile server that we will be launching next year.

We believe all of these new products have the potential to drive meaningful organic OEM sector growth for the Company.

Before moving to our other two segments, I would like to make one general comment about the overall retail environment. We saw a modestly stronger US economy in the first quarter, though there was a slowdown in 2Q. All signs now point to increases in the second half of the year, and recently the Consumer Electronics Association came out with a report projecting 4% growth in this year's holiday season versus last.

Additionally and as I have mentioned on last quarter's call, we have good retail load-ins, and we are anticipating a strong 3Q as a result.

Internationally, there continues to be weakness. The eurozone, however, is showing signs of stabilization, but there is still softness in consumer spending which is affecting our European operations. We expect some softness to continue in fiscal 2014. However, our international sales overall through the first half of the year are up close to 5%.

In Premium Audio, we reported a sales decrease of $3.9 million, which is all attributable to the eurozone. Our domestic operations are faring well, and we are showing increases in the sound bar and sound-based categories, as well as increases in sales of our newly introduced Klipsch music centers.

While our sales were off in 2Q and are down 3.8% through the first half of the year, we still maintain our prior guidance of approximately 9% growth based on the introductions of our new sound bars, sound bases and music centers.

In music centers, the Klipsch gig and the Klipsch KMC 3 will be promoted aggressively this holiday season. We will also be introducing our new Klipsch Stadium Music Center this fall, set to retail at $2000.

Additionally, we will be shipping our new Magnat and Heco music centers and sound bars for this holiday season in the European markets.

Just some of the new and exciting promotional campaigns we have planned -- Klipsch recently announced its strategic partnership to sponsor the Kings of Leon's world tour, one of the hottest bands in the world. The Kings will take the Klipsch live music experience on the road with 26 North American dates followed by Europe, the Middle East, Africa and then down under to Australia. Klipsch has expanded its live music venues, which now include Klipsch amphitheaters in New York, Miami, Los Angeles, Toronto and Indianapolis.

Klipsch has also been very aggressive in promoting its partnership with Live Nation and in promoting our heritage as keepers of the sound, re-creating the live music experience for consumers across the country. And Klipsch has recently expanded its sports marketing efforts and now has on board as brand ambassadors Andrew Luck and Robin Mathis of the Indianapolis Colts, Pacers star Roy Hibbert, Toronto Raptors star DeMar DeRozan, as well as Indy car racers Graham Rahal and Josef Newgarden. We expect these promotions to broaden our reach and expand Klipsch awareness worldwide.

In Consumer Accessories, sales were down 4.4%. Half of this shortfall was attributed to our transition out of lower-margin consumer product categories. The other half is due to lower sales in our Schwaiger operation, where we did not anniversary sales of set-top boxes.

If you recall, last fiscal year we benefited from the analog to digital conversion in Germany. We expect sales to be in line with the prior year with new products driving second half of the year numbers.

For example, we did see an improvement in sales due to expanded retail distribution, as well as from new 3Q product launches such as our 808 CANZ Bluetooth speakers, RCA Soundflow product, new RCA and 808 headphones, an expanded line of RCA charging products and our new Champ lineup of safety products.

In closing, what I said last quarter remains true today. We have a lot of activities ongoing that should boost sales and increase margins both near- and longer-term. We are generating good cash flow, approximately $37 million for this year, and we are paying down debt.

Assuming no acquisitions are made in the balance of this fiscal year, we should exit the year under $100 million in debt, and our strategy remains to pay this down further while remaining opportunistic in the M&A market.

We continue to look at deal flow, and we are going to manage our cash wisely. The state of the markets today give us a number of financing opportunities. We continue to do our due diligence to ensure that the Company maintains the right financial structure and has access to capital as needed.

And with that, I will now turn the call over to Mike, and then we will open it up for questions. Michael?

Michael Stoehr - VOXX International Corporation - Director, Senior VP & CFO

Thanks, Pat. Good morning, everyone. I will begin with the results of our operation for the three- and six-month periods ended August 31, 2013 and August 31, 2012.

For the three-month period, net sales were $183.8 million, a decline of 4.1%, and for the six-month period, net sales were $376.8 million, a decline of 2.3%. While sales were down, this was anticipated, and we are comfortable with our prior guidance.

As we stated last quarter, the retail environment in the second quarter both domestically and abroad was slow, but we have a number of product load-ins set for this third quarter, which should boost sales in the second half of the year.

On a segment basis, Automotive sales for the quarter were $99 million, up 0.2%, and $203.8 million for the six-month period, up 2.4%. As expected and planned for, our aftermarket business was down with fulfillment sales to satellite radio products comprising the bulk of this, as were sales in Venezuela given its current currency and government restrictions.

Offsetting this, however, was our global OEM business, which continues to grow.

For the comparable quarters, our domestic OEM business was up 7.2%, and our international OEM business was up 8.6%. Excluding Venezuela, our total OEM sales were up 12.7%. For the comparable six-month period, our domestic OEM business was up 11.4%, and internationally we were up 14.7% and again, without Venezuela, up over 18%.

We continue to add new programs and new OEM customers, and some of the newer products Pat talked about should continue to drive growth in this segment for years to come.

Premium Audio sales for the quarters were $40.8 million versus $44.7 million and $81 million versus $84.2 million for the six-month period.

While the category year to date is down, we still anticipate high single digit growth for the year, as we have a host of new products coming to market, very strong third-quarter load-ins and several new promotional campaigns, primarily at Klipsch. Where we have been impacted most is internationally. Noting that, our domestic business is up 2% year-to-date.

There was a decline in our Consumer Accessories segment. We reported sales of $43.5 million versus $47.9 million for the comparable quarters and $91.2 million versus $101.9 million for the comparable six-month periods.

International sales were off 17.4% for the quarters and 22.2% for the six months, with much of this driven by the declines in Germany as last year's sales were boosted by the pickup of set-top boxes with the transition from analog to digital broadcasting, and also a slowdown in the German subsidiaries' traditional markets.

On the domestic side, we are still gaining good traction at retail with traditional big-box stores, discount stores and the hardware chains for our Bluetooth-wired speakers, charging and power lines and our PSAs.

We also continue to exit certain lower-margin product lines and during the quarter exited approximately $2.3 million.

Over the six-month period, we exited close to $5 million in sales. Additionally, and like in premium auto, we have good load-ins for the holiday season and anticipate stronger domestic sales offset by the international markets.

Our gross margins came in at 29.4% versus 28.5% for the comparable quarters, a 90 basis point improvement. For the six-month period, gross margins were 28.8% versus 27.3%, a 150 basis point gain.

The automotive group was the biggest reason for this as gross margins increased 200 and 160 basis points for the three- and six-month periods.

There are a few contributing factors. One, we had Hirschmann for the full six months at fiscal 2014 versus five and a half months last year, and they are also performing better.

Two, we are experiencing better margins in select OEM categories, and three, we have fewer sales of fulfillment products.

Margins were somewhat held back, given the decline in Venezuela, which historically have carried higher margins.

Gross margins in our Premium Audio segment declined by 200 basis points for the comparable quarters and 160 basis points for the six-month period.

Similar to my remarks last quarter, much of the gross margin decline is due to European market conditions and increased domestic market support. This was partially offset by increases in sales of certain higher-margin products domestically such as sound bars, sound bases and Bluetooth products.

In the Consumer Accessories segment, we saw a 100 basis point improvement for the quarter and a 40 basis point improvement for the six-month period. Higher sales of higher-margin accessory products domestically fueled the growth, as did the continued exit of certain lower-margin categories. The increase was offset by lower international sales and lower-margin product sales, as well as sales of set-top boxes overseas, given last year's conversion that I just mentioned.

We are comfortable with our guidance of gross margins of 28.8% for the fiscal year, and we foresee modest upside. It really depends on the product mix in the second half of the year and the retail environment, particularly sell-through in our fiscal fourth quarter.

Additionally, we are monitoring what goes on in Washington. We just can't anticipate what impact the government shutdown would mean for retail and the upcoming holiday season.

We reported a $4 million increase in our operating expenses for fiscal 2014 second quarter and an increase of $7.7 million for the six-month periods, posting operating expenses of $51.9 million and $103 million. The increases we experienced were due to several factors, including, one, higher R&D costs to support new OEM programs in which expenses are occurring now and income will be picked up at a future date. This total was approximately $600,000 for the quarter.

We have completed the upgrade of our ERP system and Klipsch integration, and as a result, we closed one warehouse and have severed costs related to the integration, altogether totaling approximately $1 million for the quarter. Higher salary and compensation of $1.5 million, as we discussed on our prior calls. And, four, a recovery of payroll benefits in fiscal 2013 which did not occur in fiscal 2014 of approximately $900,000.

For the six-month period, the reason for the increase is as follows -- one, higher R&D costs in our OEM groups totaling $2 million; costs associated with the Klipsch integration, which were $1.3 million for the six months; higher salary and compensation expenses of $2.3 million; and, four, the $900,000 recovery related to payroll benefits, as I just noted; and, five, offsetting these increases were lower occupancy costs as we consolidated some of our accessory and premium auto personnel into one facility that we purchased in the first quarter last year, lower legal and professional fees.

We reported operating income of $2.2 million versus $6.8 million for the quarter comparisons and $5.7 million and $9.9 million for the six-month periods. The lower operating income is primarily a result of many of these one-time expenses described above. For example, the completed Klipsch integration and increased R&D spend for future OEM revenue-generating programs totaled $1.6 million of the $4 million increase for the quarters and $3.2 million for the $7.7 million increase for the six months, and are not costs that you will see repeating next year.

It is important to note that while R&D expenses may be higher now, we anticipate there will be revenue associated with these programs without the added cost in future-year periods.

And finally, the small decline in sales in the six months also contributed to this decline in operating income.

Interest and bank charges for the bank obligations were essentially comparable for both the three- and six-month periods; for the quarter, $1.8 million versus $1.7 million; and for the six-month period, $3.8 million versus $3.9 million.

We recorded a $300,000 pickup in equity income of our equity investee for the quarter and $700,000 gain for the six months, reporting $1.5 million versus $1.2 million in the quarter and $3.3 million versus $2.6 million for the six months to date.

Our joint venture, ASA, continues to experience better results as it continues to successfully penetrate new markets.

And lastly, the other net for the second quarter was $5.7 million versus an expense of $343,000 last year. Other net for the fiscal year's quarter included funds received by the Company for a class-action settlement of approximately $5.2 million and $900,000 related to the recovery of funds from Circuit City that had previously been written off.

This $6.1 million pickup was offset by the accrual of $1.2 million for estimated tax settlements with third parties.

Other net for the six-month period was $5.7 million versus expense of $10 million last year. Note, last year's six-month period included the $8.4 million patent settlement charge I have discussed previously; and, two, approximately $2.7 million incurred in conjunction with the Hirschmann acquisition. This was partially offset by income recorded for Klipsch's [cash fitting] settlement of approximately $800,000.

The effective tax rate for the three and six months ended August 31 of 2013 was a provision for income taxes of 36.4% and 35.5% compared to a provision of income taxes of 38% in last year's second quarter and a benefit of 34.1% for the six-month period.

As a result of the above, we reported net income of $4.9 million and have net income per common share of $0.26 diluted in fiscal 2014 second quarter versus net income of $3.7 million or $0.16 in the comparable 2016 period. For the six-month periods, net income was $7 million versus a net loss of $1 million last year or net income of $0.29 versus a net loss of $0.04.

Our EBITDA came in at $13.4 million versus $13.1 million in the fiscal 2013 second quarter, an increase of $300,000. For the six-month periods, EBITDA was $22.6 million versus $10.6 million, an increase of $10 million.

To view EBITDA on an adjusted basis to be consistent with the previous presentation, it was $9.4 million versus $13.4 million for the quarterly comparisons and $19.2 million versus $23.4 million for the six months. I will first cover the quarterly adjustments.

In fiscal year 2014's second quarter, we had the following adjustments. One, $4.4 million of net settlements, approximately $940,000 for the Circuit City recovery and a $208,000 for the reimbursement of certain costs related to the closure of an Asian warehouse last year. These three variables were offset by approximately $1 million in restructuring charges associated with the Klipsch integration and $154,000 in stock-based compensation.

In fiscal year 2013's second quarter, there were only three adjustments -- $268,000 of costs related to the Asian warehouse relocation, $64,000 of stock-based compensation and $55,000 of acquisition-related costs.

As for the six months, in the fiscal year 2014's six-month period, we had the same three adjustments related to net settlements of $4 million, Circuit City recovery of $940,000 and $208,000 related to reimbursements I just covered. This is offset by $1.3 million of restructuring costs associated with the ERP upgrade, Klipsch consolidation and severance costs, and $489,000 of stock-based compensation.

This now compares to fiscal 2013 adjustments, which there were a number of variables -- $7.6 million in net settlements, $2.7 million FX change adjustments, $1.7 million of acquisition-related costs, $789,000 of Asia warehouse adjustments and $127,000 of stock-based compensation.

Looking at the six-month period a bit closer, we had an $11.6 million swing in net settlement adjustments and approximately a $1 million swing in warehouse relocation expenses.

Taking everything into account, there were $4 million in adjustments in EBITDA on 2/14 versus approximately $400,000 adjustments in 2/13's second quarter. And for the six-month period, there were $3.4 million adjustments in fiscal 2014 and $12.8 million in fiscal 2013 six months to date.

As we have indicated, we are reiterating our EBITDA guidance of $62 million. The reason is that the net patent settlements for the most part offset one-time charges for R&D, severance pay and closures. We anticipated in our forecasting process that the R&D expenses would be matched against future revenues, and after subsequent review with our auditors, we are accounting for the expenses as they occur.

As noted earlier, while this negatively impacts operating income today, it should positively impact our operating income and future earnings once the contracts begin to be realized.

Now for our balance sheet, our AR turns was 6 times in fiscal 2014 six-month period versus 5.7 times in the comparable fiscal 2013 period, due to the shift in our sales mix and customers. Our inventory turns decreased slightly to 2.8 compared to 3 for the same periods, due to a slight increase in our inventory positions as we are purchasing more materials for bigger PLs.

Our cash position was $13.4 million as of August 31. Also as of August 31, our long-term debt stood at $109 million versus $149 million as of February 28, 2013.

Our total debt as of August 31, 2013, which is inclusive of all mortgages and capital leases, stood at $132.7 million compared to $180.8 million as of February 28, 2013. We reduced this by approximately $48.1 million.

Our bank debt includes $52.5 million of borrowings under our term loan and $55.4 million under the revolver. As of today, our bank debt is now $105 million.

Our borrowing needs will increase in the third quarter and beginning of the fourth quarter to support the peak selling season and hopefully a strong retail environment in the fourth quarter and then taper off.

As we have stated previously, we expect to finish the fiscal year with total debt less than $100 million and a leverage ratio south of 2 times. As of August 31, our leverage ratio, which includes bank debt, mortgages and capital leases, is 1.85. As a result, our borrowing spread in the third quarter will be 1.75. We have now dropped our borrowing spread from 2.25 to 1.75.

Lastly, for the six-month period, our CapEx was just under $6 million this year versus approximately $10 million last year. We still anticipate CapEx for the fiscal year to be somewhere north of $12 million.

This concludes my remarks, and Pat, be happy to hand over and answer questions.

Pat Lavelle - VOXX International Corporation - Director, President & CEO

Okay. Thank you, Michael, and we will now open it for questions.

QUESTION AND ANSWER

Operator

(Operator instructions). Mike Malouf, Craig-Hallum Capital Group.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Good morning, guys. I have a couple of questions.

First off, on the gross margin side, I know that fulfillment revenue continues to go down, and the low-margin commodity consumer electronics continues to be less of a percentage. And I'm just wondering, when do you think we will start to get that percentage on gross margins higher than the 29% that it has been stuck at for the last few quarters? And I think you have a target of over 30%, so just some comments on that.

Pat Lavelle - VOXX International Corporation - Director, President & CEO

As you have heard me say, we continue to see lower satellite radio sales. So that (technical difficulty) --

Mike Malouf - Craig-Hallum Capital Group - Analyst

Hello? You cut off, if you can hear me.

Pat Lavelle - VOXX International Corporation - Director, President & CEO

We can you. Can you hear us?

Mike Malouf - Craig-Hallum Capital Group - Analyst

Oh, yes. I can hear you now.

Pat Lavelle - VOXX International Corporation - Director, President & CEO

Okay. The fulfillment business is down. However, we do have a number of opportunities that would add to our fulfillment sales because we do get a good return on it.

So basically what we are looking at is exiting the lower-margin commoditized product. When the opportunity presents itself, we will add to our fulfillment group. And as the mix changes, as we do more and more of our OEM business and more and more Premium Audio, it will start to push the margins up.

But in my estimation as part of our plan is to continue to acquire companies with stronger margins. It is part of our criteria when we look at new companies and the combination of all those effects -- an acquisition at higher margins, a better mix in terms of Automotive and Premium Audio, and that should drive margins north of 30%.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay, great. And then a couple of questions on acquisitions since you bring it up. Can you give us a sense of the environment out there with regards to the opportunities? Are they in any particular area of your three-pronged strategy or maybe something new? And I'm wondering if you get a sense as you look through some of these acquisition potentials, what kind of valuations that people are looking at these days?

Pat Lavelle - VOXX International Corporation - Director, President & CEO

Well, right now our strategy is to look within the (technical difficulty) of the categories. Our infrastructure can be leveraged against acquired companies.

So we are focusing our search for our next acquisition within the three segments that we are in.

As far as valuations, you are going to see valuations, depending on the company, all over the place, and depending on who we are competing with, whether we are competing with a strategic buyer or a private equity buyer. But I would say that, depending on the company, you are going to see it anywhere from probably maybe 6 times to 8 or 9 times.

Operator

Lee Giordano, Imperial Capital.

Lee Giordano - Imperial Capital - Analyst

Can you talk a little more about the retail load-ins and the improvements you are seeing in the back half? Do you have visibility both in Q3 and in Q4 for that? And is that the main reason you are confident that the consumer is turning around, at least in your categories?

Pat Lavelle - VOXX International Corporation - Director, President & CEO

Okay. Basically, what we see is obviously we see the load-ins for the third quarter because we are bringing the merchandise in we are delivery now.

As far as fourth quarter, we are still working off of projections that we are getting from our customers, and they appear to be good, and that's why we are quite bullish about the third quarter.

But it is not only driven by the consumer stepping up and buying more. We have a lot of new product that we have introduced for this quarter. Our Bluetooth speakers are being very well received by the market. Our music centers are being well received. The sound bar business is growing for us.

So we anticipate, when we get a little combination of strength with the consumer, but the success of the introductions that we have in some of our newer products for retail, that it should shape up to be a decent quarter.

Lee Giordano - Imperial Capital - Analyst

Great. And can you provide any updates on Venezuela as far as the timing of when that situation might improve and the potential going forward?

Pat Lavelle - VOXX International Corporation - Director, President & CEO

Well, if you look at any of the articles that are being written, they are really starting to decay as an economy. I cannot see how long the existing government can stay in power with the problems that are going on in the country, whether it be a shortage of materials (technical difficulty). When that is going to change, I would say it's anybody's guess.

Operator

Scott Tilghman, B. Riley.

Scott Tilghman - B. Riley - Analyst

I wanted to touch on some timing issues. One, if we go back to last year, there was an acceleration, it seemed, of some of the product exits, and obviously that has continued this year. When does that begin to slow down, knowing that there's always some exiting taking place? But there was a concerted effort to get rid of some of that lower-margin commoditized product.

And related, just from a timing issue, you are thinking about the set-top box component in Germany. When does that begin to fall out of the numbers from a year-over-year comparison?

Pat Lavelle - VOXX International Corporation - Director, President & CEO

Okay. The first -- as far as exiting the categories that we had focused on because of their commoditization, I would say that that's going to end this year, and that's why we are looking at some stronger organic growth in the balance of our product lineup because we are not eliminating sales and then coming up with new sales.

There are certain categories that we are pretty much out of now. So we won't see that happening as much. I think you will see a normal end-of-life process as we move into next year.

As far as the set-top boxes, pretty much through all of our fiscal 2013 we had good set-top box sales, and the comparison will last through all of our fiscal 2014.

Scott Tilghman - B. Riley - Analyst

Okay. And then a follow-up, sort of an accounting or bucket issue for Mike. Looking at the ERP and consolidation expenses this quarter and the favorable recovery last year, how does that hit the various line items?

Michael Stoehr - VOXX International Corporation - Director, Senior VP & CFO

I think roughly, if you look at it, on the charges for Klipsch, we had some was in warehousing costs. A large portion was in the G&A. About $400,000 was up in warehousing, and the rest of it was in G&A.

Scott Tilghman - B. Riley - Analyst

And then just thinking about the R&D spend that you called out, obviously a number of products coming to market, planned on coming to market. When do you expect some normalization there?

Pat Lavelle - VOXX International Corporation - Director, President & CEO

Well, the thing is, as we continue to win new opportunities and new business, we are still going to continue to have some R&D expense associated with new business.

Right now we expect that some of the new projects that we are working on will start to see sales in 2015. We have a number of opportunities that we are assessing right now.

So R&D expenses, as we move into next year, could come up a little bit as we win new business.

Scott Tilghman - B. Riley - Analyst

My last question, just on a related front, obviously you had the Mercedes contract signed last year on the tuner program. Any updates in terms of other manufacturers that are looking at that and are interested and where you might stand in signing some new contracts?

Pat Lavelle - VOXX International Corporation - Director, President & CEO

It's a little too early to say, but there's interest throughout the industry on what we are doing there. We have been able to secure an additional program with Jaguar/Land Rover for the same concept.

So as the product gets developed and our teams bring it out to the market, I think that we will see wider acceptance.

Operator

[James Medvedis], Cowen and Company.

James Medvedis - Cowen and Company - Analyst

Most of mine have been answered, but let me just ask, are you able to provide any additional color on the new products that might be shown in CES?

Pat Lavelle - VOXX International Corporation - Director, President & CEO

We have a number of new products that we are introducing this year. You will see iterations of different versions of them at CES. Our new antenna with wireless streaming in there will be shown at the show. But there's a host of different products that will be presented by each one of our segments, and I expect that it will be a very exciting show for us.

James Medvedis - Cowen and Company - Analyst

Great. And could you just run through exactly how big Venezuela is to each of the three segments?

Pat Lavelle - VOXX International Corporation - Director, President & CEO

Venezuela is primarily Automotive, and we have indicated -- I believe we indicated that it was $12 million to $14 million, on my last call.

Operator

As of this moment, we have no further questions.

Pat Lavelle - VOXX International Corporation - Director, President & CEO

Okay. Well, I want to thank everyone for joining us this morning, your support of the Company, and I look forward to this coming quarter and the introductions of all our new products at CES.

Have a good day and stay dry.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect, and have a great day.

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